Exhibit 10

March 11, 2004

Mr. Thomas Sabatino, Jr.
[Address Intentionally Omitted]

Dear Tom:

This will confirm the discussion we recently had regarding the offer for you to join Schering-Plough as Executive Vice President and General Counsel effective April 1, 2004 or such other date as mutually agreed upon by you and the Company. As such, you will be elected a Corporate Officer and a member of the EMT (Executive Management Team). You will report to Fred Hassan, Chairman and CEO.

The terms we discussed are as follows:

1.	Your base salary will be $650,000 per year (less deductions), paid in semi-monthly installments.

2.	You will participate in the Operation Management Team Annual Incentive Plan. The target for your position is 70%. (Details of this Plan are included.) Unless the Chief Executive Officer determines that your performance during 2004 has been substantially inadequate, your bonus will be guaranteed at target for 2004 and will be payable in March 2005.

3.	You will participate in the Cash Long Term Incentive Plan on a prorated basis for the performance period 1/1/04 – 12/31/06. (Details of this Plan are included.)

4.	You will participate in the Performance Share Unit Plan on a prorated basis for the performance period 1/1/04 – 12/31/06. (Details of this Plan are included.)

5.	You will receive equity compensation as follows:

•	250,000 stock options, which vest one-third per year, beginning one year from the date of grant.

•	70,000 stock awards (restricted stock) which vest 3 years from date of grant.

6.	You will participate in the Transformational Performance Contingent Shares Program with a target award of 237,500 share units (assuming a start date between March 16 and April 15, 2004). (Details of this Plan are included.)

7.	You will be covered by the corporate Change of Control Agreement. The basic terms of this agreement are outlined in the attached, and the complete agreement will be provided to you upon your joining Schering-Plough.

Mr. Thomas Sabatino
March 11, 2004

As an executive, you will be provided the following enhanced benefits and perquisites:

•	The Supplemental Executive Retirement Plan (SERP). The SERP provides a retirement benefit based on a formula of 2% of final average earnings (base and bonus earnings) times years of service (up to 20 years of service; after 20 years the formula is 1% per year of service). An unreduced pension is earned at age 62, and a minimum benefit of 35% of final average earnings is provided after 10 years of service and attainment of age 60. We will provide a complete explanation of this and other executive benefits when you join the Company.

•	Executive life insurance is also provided. The life insurance coverage is $2,250,000. Again, the details of this also will be discussed with you after you are on board.

•	Four weeks vacation.

•	Financial planning reimbursement up to $8,000 in the first year to establish a plan, and up to $5,000 annually thereafter as needed. In addition, reimbursement for tax preparation up to $2,500 annually is also provided.

8.	You will be eligible to participate in our Stock Incentive Plan. The plan provides annual stock option and stock award grants. The actual level of grants is based on an overall assessment of market competitiveness as well as individual performance, and approval by executive management.

9.	The Company will provide you with employment security in the amount of three years base salary plus target incentive, in the event your employment is involuntarily terminated by the Company other than for cause. This amount will be offset by any other severance payment made to you by the Company under any other Severance Plan or arrangement. As a condition to receipt of the benefits described above, you will be required to sign a release satisfactory to the Company. Please note that nothing contained herein is intended to change the “at-will” nature of your employment with the Company or alter the terms of any benefit plan or program.

10.	You will be eligible for benefits under Schering-Plough’s Relocation Program. The enclosed Relocation Program summary provides an overview of the Program. A relocation counselor will contact you to explain your specific benefits and answer any questions you may have.

Our offer of employment is also contingent upon the successful completion of a pre-employment physical examination, and the completion of the Employment Eligibility Verification Form (I-9) and the production of documents that establish identity and employment eligibility.

We hope, Tom, that our relationship will continue for some time, but it is important to point out that Schering operates under “Employment at Will”. This means just as you are free to leave the Company at any time for any reason, the Company retains the same right to end our employment relationship at any time for any reason. No representative of the company has the authority to make any verbal assurance to the contrary.

Please acknowledge your acceptance of our offer by signing in the space provided below and return the letter to me.

Mr. Thomas Sabatino
March 11, 2004

Fred Hassan and the EMT are very much looking forward to your joining Schering-Plough Corporation. If you have any questions or if I can be of further assistance, please do not hesitate to contact me.

Sincerely,

/s/C. Ron Cheeley

C. Ron Cheeley
Senior Vice President
Global Human Resources

c:	Fred Hassan Grainne Higgins

Accepted:	/s/Thomas Sabatino, Jr.

	Thomas Sabatino, Jr.	Date

Provisions For Change of Control

Employment Agreement

1)	The Agreement becomes effective only upon a change of control or a termination of employment in anticipation of a change of control.

2)	Upon a change of control, it becomes a 3 year employment agreement, preserving the status quo of the executive’s duties, responsibilities, compensation and benefits.

3)	Upon termination after a change of control, if

a)	Other than for cause, death or disability, or for “good reason”; or

b)	During a 30 day window period one year after a change of control, the executive receives:

i.) Three (3) times base salary, EIP, and profit sharing;

ii.) Continued welfare benefit programs for three (3) years;

iii.) SERP and pension plan benefits in a lump sum for an additional three (3) years of service.

4)	Accelerated vesting of retiree medical coverage for executives age 45 or over. Upon a change of control, this will assure executive age 45 or over but not yet 55 of receiving the company’s then current retiree medical coverage when they attain retirement age.

5)	No actuarial reduction in pension payments for early retirement for executives age 50 and over.

6)	Gross-up for any “golden parachute” tax effect.

7)	Reimbursement for any legal fees incurred in enforcing or contesting the Agreement.